Exhibit 99.1

OneMedNet Announces Participation as an Exhibitor in the AI Showcase During the RSNA 2023 Annual Meeting

Minneapolis, MN – November 20, 2023, OneMedNet Corporation (Nasdaq: ONMD) (“OneMedNet”), the leading curator of regulatory-grade imaging Real World Data (“RWD”), today announced its Technical Exhibit during the Radiological Society of North America’s (“RSNA”) 2023 Annual Meeting from November 26 - 30, 2023 at McCormick Place in Chicago. OneMedNet’s senior team will be on-site to display OneMedNet’s iRWD™ solution via the Artificial Intelligence (“AI”) Showcase in the South Hall A, Level 3, Exhibit Booth #4669. To learn more about OneMedNet and their Real World Data Capabilities, please visit www.onemednet.com.

The 2023 RSNA Meeting, titled “RSNA 2023: Leading Through Change” is the largest radiology conference in the U.S. and features the latest in CT, MRI, AI, 3D printing and other imaging modalities. OneMedNet’s iRWD™ solution aggregates clinical imaging data and, through the use of advanced technology, securely anonymizes images to provide its network partners with the foundation to advance research and development protocols and diagnostics in the life sciences field.

About the RSNA Annual Meeting

RSNA promotes excellence in patient care and health care delivery through education, research and technologic innovation. RSNA is the world’s leading professional radiology organization providing the expertise, practical use and distinct tools needed for the ethical application of AI technology in medical imaging, which aligns with OneMedNet’s unwavering clinical imaging practice and its iRWD™ solution. RSNA 2023 will connect the international radiology community of medical technology professionals, clinicians, students and its diverse attendee participation by providing the latest in AI research, education and technological advances. See 2023 RSNA Meeting and registration information at www.rsna.org.

About OneMedNet Corporation

OneMedNet was the first company to trademark a RWD offering through its OneMedNet iRWD™ solution that utilizes AI to securely de-identify, search, and curate imaging data for the benefit of its partner network consisting of medical and academic research institutions to generate progression in stages of medical research, discovery and diagnostics that span the field of life sciences. OneMedNet integrates AI and other digital technologies into their existing development processes to enhance data anomaly detection, standardization, and quality checking at the pre-processing stage. AI offers OneMedNet’s partners and customers the ability to increase meaningful Real World Evidence output, decrease time to insights, and make the most of the available vast data sources.

The OneMedNet iRWD network consists of more than 200 healthcare systems and providers. Founded in 2009, OneMedNet provides innovative solutions that unlock the significant value contained within the clinical image archives of healthcare providers. Employing its proven OneMedNet iRWD™ solution, OneMedNet securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to providers. By leveraging this extensive federated provider network, together with industry leading technology and in-house clinical expertise, OneMedNet successfully meets the most rigorous RWD Life Science requirements. For more information, please visit www.onemednet.com.

Investor Contact:

Shannon Devine

MZ Group North America

203-741-8811

ONMD@mzgroup.us

Source: OneMedNet